FORM 3
        U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
                WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
                 INITIAL STATEMENT OF                |_____________________|
          BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                     |EXPIRES:             |
                                                     | SEPTEMBER 30, 1998  |
      Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,             |BURDEN HOURS         |
       Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
         Holding Company Act of 1935                 |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940
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1.          Name and Address of Reporting Person MAFCO HOLDINGS INC.

       (Last)                      (First)                    (Middle)
                        35 East 62nd Street
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                                 (Street)
            New York                      New York                10021
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       (City)                      (State)                      (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)
            December 18, 1997
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3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

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4. Issuer Name and Ticker or Trading Symbol
   Panavision Inc. (PVI)
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5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
   (  ) DIRECTOR
   (X ) 10% OWNER
   (  ) OFFICER (GIVE TITLE BELOW)
   (  ) OTHER (SPECIFY TITLE BELOW)
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6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

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7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
   ___FORM FILED BY ONE REPORTING PERSON
   _x_FORM FILED BY MORE THAN ONE REPORTING PERSON

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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|1. TITLE OF SECURITY|2. AMOUNT OF   |3. OWNERSHIP  |4. NATURE OF INDIRECT  |
|   (INSTR. 4)       |   SECURITIES  |   FORM DIRECT|   BENEFICIAL OWNERSHIP|
|                    |   BENEFICIALLY|   DIRECT (D) |   (INSTR. 5)          |
|                    |   OWNED       |   OR INDIRECT|                       |
|                    |   (INSTR. 4)  |   (I) (INSTR.|                       |
|                    |               |   5)         |                       |
|--------------------|---------------|--------------|-----------------------|



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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
       (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)

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2. Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable                          Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

                Title                         Amount of Number of Shares
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4. Conversion or Exercise Price of Derivative Security

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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

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6. Nature of Indirect Beneficial Ownership (Instr. 5)


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   EXPLANATION OF RESPONSES:






      MAFCO HOLDINGS INC.
**  SIGNATURE OF REPORTING PERSON

   By:  /s/ Joram C. Salig                December 29, 1997
   Name:  Joram C. Salig                         DATE
   Title:  Vice President


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   **  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
       CRIMINAL VIOLATIONS.
       SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOR REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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ATTACHMENT TO FORM 3

Name of designated filer:     Mafco Holdings Inc.

Name of joint filer:          PX Holding Corporation

Address of joint filer:       35 East 62nd Street
                              New York, New York 10021

Date of event requiring
filing:                       December 18, 1997

Issuer Name and
Ticker or Trading Symbol:     Panavision Inc. (PVI)


PX HOLDING CORPORATION

By:  /s/ Joram C. Salig       December 29, 1997
Name:  Joram C. Salig         ------------------------
Title: Vice President               Date

** Signature of Reporting Person





ATTACHMENT TO FORM 3

Name of designated filer:     Mafco Holding Inc.

Name of joint filer:          PX Merger Corporation

Address of joint filer:       35 East 62nd Street
                              New York, New York 10021

Date of event requiring
filing:                       December 18, 1997

Issuer Name and
Ticker or Trading Symbol:     Panavision Inc. (PVI)


PX MERGER CORPORATION


By:  /s/ Joram C. Salig       December 29, 1997
Name:  Joram C. Salig         ---------------------
Title: Vice President               Date

** Signature of Reporting Person